EXHIBIT 10.5

MODIFICATION TO PROMISSORY NOTE AND LOAN AGREEMENT

Dated as of November 28, 2001

          THIS MODIFICATION TO PROMISSORY NOTE AND LOAN AGREEMENT (this "Modification Agreement") is being entered into by and among COMPRESSCO, INC., a Delaware corporation ("Borrower") and HIBERNIA NATIONAL BANK, a national banking association ("Bank").

          WITNESSETH,

          That,

          WHEREAS, Borrower (then known as Emerging Alpha Corporation) and Bank have heretofore entered into that certain Loan Agreement dated as of October 29, 1999 (the "Loan Agreement"), pursuant to which a term loan in the amount of $2,800,000.00 has been extended by Bank to Borrower, all as more fully described therein; and

          WHEREAS, Borrower has requested that the interest rate charged by Bank on the term loan be revised; and

          WHEREAS, Bank has agreed to modify the Loan Agreement and the Term Note evidencing Borrower's loan in order to revise the interest rate, subject to the terms and conditions of this Modification Agreement.

          NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by all parties hereto, the parties hereto agree as follows:

          1.     Unless otherwise defined in this Modification Agreement, each capitalized term used herein shall have the meaning set forth in the Loan Agreement.

          2.     The first paragraph of the Term Note entitled "Promise to Pay" is hereby amended and restated in its entirety to read as follows:

Promise to Pay. Compressco, Inc., a Delaware corporation ("Borrower"), promises to pay to the order of Hibernia National Bank ("Lender"), in lawful money of the United States of America, the sum of Two Million Eight Hundred Thousand and 00/100 Dollars (U.S. $2,800,000.00), together with interest at the rate of 8.8% per annum being assessed on the unpaid principal balance of this Note until November 28, 2001, and thereafter at the Prime Rate (as hereinafter defined) plus 1.0% until this Note is paid in full.

          3.     The following paragraph is hereby added to the Term Note as a new paragraph appearing after the existing first paragraph of the Term Note entitled "Promise to Pay":

Prime Rate. The term "Prime Rate" shall mean the per annum rate of interest published from time to time in the Wall Street Journal as the "prime rate" or the base rate of interest on corporate loans posted by at least 75% of the nation's 30 largest banks, such rate to be adjusted automatically on and as of the effective date of any change in such rate.

          4.     Section 2.2. of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.2. The Term Note. Borrower's indebtedness to Bank pursuant to the Term Loan shall be evidenced by the Term Note. The Term Note shall bear interest at a fixed rate of 8.8% per annum from its date until November 28, 2001, and thereafter at the Prime Rate (as defined in the Term Note) plus 1.0% until paid in full, with interest payable monthly on the last day of each month commencing November 30, 1999, and on the same day of each month thereafter until this Note is paid in full. The principal amount outstanding under the Term Note shall be payable in 59 installments in the amount of $46,666.67 each, commencing November 30, 1999, and continuing on the same day of each month thereafter through and including September 30, 2004, plus a final installment due on the Maturity Date, at which time all outstanding principal and accrued interest under the Term Note shall be due and payable in full.

          5.     All other references in the Loan Agreement and the Term Note to "Emerging Alpha Corporation" are hereby amended to refer to the company's current name, Compressco, Inc.

          6.     Except as expressly modified in this Modification Agreement, all terms and provisions of the Term Note and of the Loan Agreement, and all terms and provisions of all other documents securing, guaranteeing or evidencing the obligations under the Term Note, as heretofore modified, are hereby ratified and confirmed, and shall be and shall remain in full force and effect, enforceable in accordance with their terms.

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          7.     Borrower agrees, acknowledges, and confirms that it is truly indebted to Lender pursuant to the terms of the Term Note as modified hereby, and that this outstanding principal balance of the Note as of the date hereof is $1,679,975.92. Borrower hereby promises to pay to the order of Bank all amounts from time to time outstanding under the Term Note, as modified hereby, in accordance with the terms thereof, and hereby agree to observe, comply with, and perform all of the obligations, terms, and conditions under or in connection with the Term Note, and any and all other documents and instruments pertaining or relating to the indebtedness represented by the Term Note.

          8.     By its execution and delivery hereof, Borrower represents that its undersigned officer is duly authorized to execute and deliver this Modification Agreement on behalf of Borrower, that all representations and warranties contained in the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, and that no event has occurred or is continuing which constitutes a default or Event of Default as defined in the Loan Agreement, as heretofore modified and as further modified hereby.

          9.     Nothing in this Modification Agreement shall constitute the satisfaction or extinguishment of any amounts owed under the Term Note, nor shall it be a novation of any amounts owed under the Term Note.

          10.     This Modification Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, and shall be binding upon Borrower and Bank, together with each of their respective heirs, legatees, successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Modification Agreement to be duly executed by each of them as of the date first above written.

COMPRESSCO, INC.
(formerly known as Emerging Alpha Corporation)

By:  /s/ GARY McBRIDE
     Gary McBride, Chief Financial Officer

HIBERNIA NATIONAL BANK

By:  /s/ GARY CULBERTSON
     Gary Culbertson, Vice President

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